EXHIBIT 16.1

June 24, 2024

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: SMC Entertainment, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated June 24, 2024, of SMC Entertainment, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountants

Lagos, Nigeria